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                                                                    EXHIBIT 99.4
                                    OFFER BY

                        ADVANTICA RESTAURANT GROUP, INC.
                                       TO
                                    EXCHANGE

       $204,050,000 PRINCIPAL AMOUNT OF 12 3/4% SENIOR NOTES DUE 2007 OF


                             DENNY'S HOLDINGS, INC.
                                      AND

                        ADVANTICA RESTAURANT GROUP, INC.
                               (THE "NEW NOTES")

                                      FOR



 $265,000,000 OUTSTANDING PRINCIPAL AMOUNT OF 11 1/4% SENIOR NOTES DUE 2008 OF

                        ADVANTICA RESTAURANT GROUP, INC.
                               (THE "OLD NOTES")
                            (CUSIP NO. 00758B-AA-7)


 PURSUANT TO THE PROSPECTUS DATED JANUARY 3, 2002, AS FILED WITH THE SECURITIES
                            AND EXCHANGE COMMISSION


To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

     YOUR PROMPT ACTION IS REQUESTED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS AS QUICKLY AS POSSIBLE TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES (AS DEFINED BELOW) IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OLD NOTES REGISTERED IN THEIR OWN NAMES.


     Advantica Restaurant Group, Inc. ("we," "us," "our" or "ADVANTICA") is offering, upon and subject to the terms and conditions set forth in the enclosed prospectus dated January 3, 2002 as filed with the Securities and Exchange Commission (the "PROSPECTUS") by Advantica and Denny's Holdings, Inc. ("DENNY'S HOLDINGS") and the enclosed letter of transmittal (the "LETTER OF TRANSMITTAL"), to exchange (the "EXCHANGE OFFER") the New Notes for the Old Notes. Capitalized terms used but not defined herein have the meanings assigned to them in the Letter of Transmittal.


     WE ARE OFFERING THE NEW NOTES PURSUANT TO REGISTRATION IN PENNSYLVANIA AND PURSUANT TO STATE EXEMPTIONS FROM REGISTRATION IN OTHER STATES. IN ORDER TO AVAIL OURSELVES OF THESE STATE EXEMPTIONS, WE ARE MAKING THE EXCHANGE OFFER ONLY TO (1) INSTITUTIONAL INVESTORS AS DESCRIBED IN THE LETTER OF TRANSMITTAL, AND
(2) RESIDENTS OF STATES OR OTHER JURISDICTIONS THAT EXEMPT THE OFFER FROM REGISTRATION EVEN IF DIRECTED TO A PERSON OR ENTITY THAT IS NOT AN INSTITUTIONAL INVESTOR. IF A HOLDER DOES NOT FALL WITHIN THE DESCRIPTION OF A QUALIFYING INSTITUTIONAL INVESTOR, WE MAY STILL BE ABLE TO MAKE AN OFFER TO THAT HOLDER. WE WILL MAKE THAT DETERMINATION AFTER RECEIPT OF THE LETTER OF TRANSMITTAL YOU COMPLETE ON BEHALF OF SUCH HOLDER BASED ON THE INFORMATION SUCH HOLDER PROVIDES.
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     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
FEBRUARY 1, 2002 UNLESS EXTENDED OR EARLIER TERMINATED BY ADVANTICA (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERED NOTES MAY BE WITHDRAWN ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.



     Consummation of the Exchange Offer is subject to, among other things, a minimum tender of $160.0 million in aggregate outstanding principal amount of Old Notes and a maximum tender of $265.0 million in principal amount of Old Notes. In addition, Advantica's obligation to accept the Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth in the Prospectus. Advantica may waive any condition described therein in its reasonable discretion.


     We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

          l. the Prospectus;

          2. the Letter of Transmittal for your use and for informational purposes for your clients;


          3. a Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;


          4. a form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.


     Tenders will not be accepted from or on behalf of, holders of Old Notes who are not either (1) institutional investors as described in the Letter of Transmittal, or (2) residents of states or other jurisdictions that exempt the Exchange Offer from registration even if directed to a person or entity that is not an institutional investor. If a holder does not fall within the description of a qualifying institutional investor, we may still be able to make an offer to that holder. Such determination will be made upon receipt of the Letters of Transmittal you complete on behalf of the holder based on the information such holder provides to you in its instructions to you. ACCORDINGLY, YOU MUST TRANSMIT A PROPERLY COMPLETED LETTER OF TRANSMITTAL ON BEHALF OF YOUR CLIENTS IN ORDER FOR THEIR TENDER TO BE ACCEPTED.


     To participate in the Exchange Offer, (1) certificates representing tendered Old Notes or timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, (2) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and (3) any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and in the Prospectus under the heading "The Exchange
Offer -- Procedures for Tendering".

     If holders of Old Notes wish to tender but it is impracticable for them to deliver their certificates for the Old Notes and all other required documents to the Exchange Agent or to comply with the book-entry transfer procedures on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer -- Guaranteed Delivery".

     Except as described in the Prospectus, Advantica will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Old Notes. Advantica will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of the Old Notes held by them as nominee or in a fiduciary capacity. Advantica will pay or cause to be paid all transfer taxes applicable to the tender of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 9 of the Letter of Transmittal.

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     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent or the Information Agent at the addresses and telephone numbers set forth on the back cover page of the Prospectus.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ADVANTICA OR DENNY'S HOLDINGS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

                                          Very truly yours,

                                          ADVANTICA RESTAURANT GROUP, INC.

Enclosures

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